Exhibit 99.1

Media Contact: Jen Bernier MIPS Technologies, Inc. +1 408 530-5178 jenb@mips.com	Investor Contact: Maury Austin MIPS Technologies, Inc. +1 408 530-5200 ir@mips.com

Semiconductor Veteran and Former AMD CTO Fred Weber
Joins MIPS Technologies’ Board of Directors

Director Kenneth L. Coleman Named Chairman of the Board as
Current Chairman Anthony B. Holbrook Retires

SUNNYVALE, Calif. – November 11, 2010 – MIPS Technologies, Inc. (NASDAQ: MIPS), a leading provider of industry-standard processor architectures and cores for digital consumer, home networking, wireless, communications and business applications, today announced that industry veteran and former AMD CTO Frederick D. Weber, once named one of the 25 most influential CTOs by InfoWorld Magazine, has joined its Board of Directors. In addition, Kenneth L. Coleman, technology industry veteran and a MIPS Board member since January 1998, was named Chairman of the Board, as current Chairman of the Board Anthony B. Holbrook retires from the position.

“We thank Tony Holbrook for his many years of service to MIPS Technologies, where he played an instrumental role in guiding MIPS to become the world’s second largest provider of microprocessor IP, with leading share in many segments of the consumer electronics market,” said Coleman. “I am pleased to take on the position of Chairman of the Board as we enter a new phase of the Company’s growth. With CEO Sandeep Vij at the helm, and world-renowned technologist Fred Weber joining our distinguished Board of Directors, we are well-positioned to take advantage of the incredible opportunities in front of us.”

According to Weber, “I am excited to join the MIPS Technologies Board of Directors at this time, with new leadership in place, and a strong technology roadmap going forward. MIPS Technologies is well-respected around the world for the quality and performance of its processors and architecture. I have long been a proponent of multicore technologies for high-end computing, and I look forward to helping MIPS as it continues to lead the multicore revolution across embedded markets.”

About Kenneth Coleman
Kenneth Coleman is the founder of ITM Software Corporation, an enterprise software company for which he served as chairman and CEO from 2001 to 2006. From 1987 until 2000, Coleman served in various senior executive positions, including executive vice president of sales, services and marketing, at Silicon Graphics, Inc., a computer systems company. Prior to joining Silicon Graphics, Coleman was vice president of product development at Activision, Inc. Coleman is also Chairman of the Board for Accelrys, Inc., a provider of scientific business intelligence software and solutions. He is a member of the Board of Directors of United Online, an internet service provider; and of City National Bank, a commercial banking institution.

About Frederick Weber
Frederick Weber is a member of the Boards of Directors of SeaMicro, a pioneer of low power server technology; and GlassPoint, a provider of solar steam generators for enhanced oil recovery. Weber was previously founder, president and CEO of MetaRAM. Prior to that, he spent 10 years at AMD as corporate vice president and CTO. At AMD, he pioneered the company’s Athlon and Opteron processors. Weber began his career working with Gordon Bell at Encore Computer Corporation, where he focused on parallel software development. He also worked with influential startups including Kendall Square Research and Nexgen. Weber studied physics and systems engineering at Harvard University and received BS/BA degrees in Physics. He is a member of the National Academy of Engineering.

About MIPS Technologies, Inc.
MIPS Technologies, Inc. (NASDAQ: MIPS) is a leading provider of industry-standard processor architectures and cores that power some of the world’s most popular products for the home entertainment, communications, networking and portable multimedia markets. These include broadband devices from Linksys, DTVs and digital consumer devices from Sony, DVD recordable devices from Pioneer, digital set-top boxes from Motorola, network routers from Cisco, 32-bit microcontrollers from Microchip Technology and laser printers from Hewlett-Packard. Founded in 1998, MIPS Technologies is headquartered in Sunnyvale, California, with offices worldwide. For more information, contact (408) 530-5000 or visit www.mips.com.

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